SHAREHOLDERS' MEETING AND PROXY VOTING RESULTS (UNAUDITED)


         The required majority of shareholders of each Fund voted to approve the reorganization of their Fund into a Fund of the Wells Fargo Funds Trust. The reorganization is part of a larger plan to consolidate the Stagecoach Fund family and the Norwest Advantage Fund family after the merger of Wells Fargo & Company and Norwest Corporation in November 1998. Under the reorganization, each of the Funds listed below will transfer all of its assets and liabilities to a corresponding Wells Fargo Funds Trust Fund.

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Fund                                            For             Against        Abstain


Overland Express Sweep                     1,465,206,961      28,286,214     753,310,029
California Tax-Free Money Market Trust       347,019,885         316,935         676,531
Money Market Trust                           389,238,233         149,217          49,285
National Tax-Free Money Market Trust         145,936,079         128,765         175,993
California Tax-Free Money Market           1,088,808,893      35,679,371      55,062,437
Government Money Market                       42,114,487         301,827         397,566
Money Market                               5,218,145,844     210,462,140     548,126,096
National Tax-Free Money Market                55,480,679       2,227,485       1,305,588
Prime Money Market                         1,848,974,930      42,370,079      51,408,782
Treasury Plus Money Market                 1,483,214,344      26,470,452      14,389,361
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